Exhibit 10.12

Zhengqing Heya Education Technology (Beijing) Co., LTD

Training Platform

Development Contract

April 2017

Development Contract for Training Platform and Courseware of

Zhengqing Heya Education Technology (Beijing) Co., LTD

Party A: Zhengqing Heya Education Technology (Beijing) Co., Ltd. (hereinafter referred to as “Party A”)

Address: Floor 3, Expert Building, National Academy of Education Administration, Qingyuan Road North, Daxing District, Beijing, China

Phone: 010-65181168

Fax: 010-65181168

Party B: Beijing Huaxia Dadi Digital Information Technology Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 505, Jingkai Mansion, Disheng Road North #1, Beijing Economic-Technological Development Area, Beijing, China

Phone: 010-57925051

Fax: 010-57925056

In order to promote the common development of both parties, Party A and Party B reached the following cooperation contract for developing the training platform of Zhengqing Heya Education Technology (Beijing) Co., LTD through friendly consultation in accordance with the principles of voluntariness, equality and mutual benefit:

I. Development contents

Party A entrusts Party B and Party B accepts Party A’s entrustment to develop the training platform of Zhengqing Heya Education Technology (Beijing) Co., LTD. (Party A) according to Party A’s actual needs.

II. Schedule and delivery time

1. Confirmation of the preliminary project requirements:

In May 2017, both parties confirmed the system development plan and formed Appendix I: Zhengqing Heya Training Platform System Solution, which has detailed the data, process, statements and other requirements of Party A and ultimately shall require Party A’s approval and be taken as the standard for Party A’s acceptance within the period of 20 working days.

2. Project development commencement:

After Appendix I: Zhengqing Heya Training Platform System Solution has been approved by Party A, Party B shall complete the relevant development in accordance with the final solution approved by Party A within the period of 50 working days.

3. Delivery, commissioning and preliminary acceptance:

After the completion of the project development, Party B shall carry out internal release testing of the system version, and, after such internal release testing has passed, get down to delivery installation at Party A’s site; after the installation has been completed, it will enter the stage for the group of experts appointed by Party A to carry out the code and documents review and system testing and Party B shall simultaneously provide the documents and source codes as listed in Appendix 4: List of System Documents for expert group’s review; the system testing shall be subject to the period of 15 working days, with the testing and acceptance standards referring to Appendix 5: System Acceptance Testing Standards, and if all functions have been completed and have satisfied the acceptance testing standards, the preliminary acceptance documents can be signed; otherwise, Party B shall modify and improve the relevant functions for retesting and the testing period shall be delayed accordingly, subject to the ultimate satisfaction with the acceptance testing standards. After the system testing has passed, the preliminary acceptance documents shall be signed and the system can start its commissioning.

4. System commissioning and final acceptance:

The system commissioning shall cover a period of 15 days, and if the system keeps stable without any error, the relevant data is correct and subject to verification, all functions described in the solution have been achieved and the performance test has passed, Party A and Party B will organize manpower for final acceptance in accordance with the solution confirmed by both parties after Party B has submitted the final documents and all system source codes in agreement with the system as listed in Appendix 4: List of System Documents and then after the acceptance has passed, both parties will sign the acceptance document, which indicates the termination of the system commissioning and thereon the start of the system maintenance period.

5. Both parties shall work together in coordination and cooperation strictly in accordance with the schedule. If the development work can not be completed due to Party B’s reasons, Party B shall bear the corresponding responsibilities, but if due to Party A’s reasons, the development period shall be postponed accordingly.

III. Price and payment

Party A shall pay Party B all the project expenses totaling RMB: 1,700,000 yuan (Namely: One million and seven hundred thousand yuan) (See Appendix 2: List of product prices for details) in two installments according to the project schedule:

1. Payment in the first installment:

Pay 5% after the signing of the contract, namely: RMB 85,000 yuan (Eighty-five thousand yuan).

3. Payment in the second installment:

Pay 95% after all development has been completed and delivered for operation, namely: RMB 1,615,000 yuan (One million, six hundred and fifteen thousand yuan).

VI. Party A’s obligations

1. Designate the project contact and persons in charge to ensure smooth communication during the project development;

2. Provide the functional requirements of the new system in a timely and complete manner and help Party B’s investigation in the detailed requirements, so that Party B could fully understand Party A’s specific demands;

3. Provide the necessary environment and conditions for system operation within the stipulated period and give the necessary convenience and assistance to Party B’s survey work;

4. Party A shall guarantee that no source code of the product be provided to any third party;

5. Complete system acceptance and corresponding payment according to the contract agreement.

V. Party B’s obligations

1. Designate the project contact and persons in charge to ensure smooth communication during the project development;

2. Ensure that the functions of the developed system are in line with the requirements of Appendix I: Zhengqing Heya Training Platform System Solution; complete the development work on time and undertake relevant installation and commissioning;

3. Undertake to provide the relevant system use instructions and complete the training of the relevant personnel, as detailed in Appendix 3: Project Implementation Development Plan;

4. During the development period, Party B’s relevant developers shall enter the site and discuss with Party A for common requirements and development.

VI. Requirement changes and modification

1. In order to ensure the project quality and progress, after the start of the project, no significant modification, in principle, can be made against those functions listed in Appendix I: Zhengqing Heya Training Platform System Solution subject to both parties’ approval and agreement, but Party A can propose its solutions for modification.

2. If any modification is really necessary, Party A shall fill in the Application Form for Modifications and submit it to Party B’s relevant personnel in time;

3. After receiving the Application Form for Modifications, Party B shall submit its Suggestions on Modification Implementation to Party A according to the modification control process;

4. Party B will carry out the technical development of the related requirements according to the Suggestions on Modification Implementation confirmed by both parties.

VII. Intellectual property protection

1. Party A shall fully understand the importance of protecting Party B’s intellectual property;

2. Party A and Party B shall jointly hold the ownership of the system and it shall not be used for any commercial purpose without both parties’ permission. Party B shall provide all the documents and source codes of the system to Party A, but such documents and source codes can only be used by Zhengqing Heya Education Technology (Beijing) Co., LTD, and without mutual consent, any party shall not disclose, copy, transfer or sell all or part of the above data to any third party;

3. Party A shall have the right for lifelong use of the system and can carry out secondary development and Party A’s application of any technology in this Contract to Zhengqing Heya Education Technology (Beijing) Co., LTD shall never constitute any tort;

4. Party B shall guarantee that the system will not infringe on the copyright of any third party or other relevant civil rights. Otherwise, Party B shall bear all legal and economic responsibilities and undertake to negotiate with the accuser. In this case, Party B shall make compensation on Party A for its loss incurred therefrom.

VIII. Confidentiality obligations

1. Both parties shall make a commitment to strictly keep confidentiality of any party’s all technology, property rights and trade secrets accessible during cooperation and never disclose to any third party until the above data information has become available to the public;

2. Unless this Contract has opposite provisions, the obligations under this Clause shall not be subject to the limit of the contract term.

IX. Liability for breach of contract

Any party who fails to fulfill the obligations under the provisions of this Contract shall be deemed to be a breach of contract. If the negotiation fails within a reasonable period of time, the observant party shall have the right to terminate this Contract and require the party in default to compensate for the corresponding economic losses.

X. Applicable laws and dispute settlement

1. Both parties of this Contract shall abide by China’s laws, decrees and relevant regulations.

2. Any dispute arising from or relating to this Contract, including any problem relating to the existence, validity or termination of this Contract shall first be settled through friendly consultation by both parties; if the dispute can not be settled within a reasonable period of time, any party shall have the right to present application for arbitration to the jurisdictional arbitration commission, which will make judgment on the basis of the existing arbitration rules. The arbitral award shall be final and binding on both parties.

XI. Term of contract validity

This Contract shall come into force on the date of signature and/or seal of both parties’ authorized representatives and terminate on the date of the full implementation of the rights and obligations by both parties under this Contract.

XII. Others

1. This Contract shall replace all the previous agreements, understandings and negotiations reached by both parties for the subject matters of this Contract and constitute the overall contract of cooperation between both parties.

2. Any unaccomplished matter relating to this Contract shall be solidified as a supplementary contract or appendix through friendly negotiations between both parties. Any supplementary contract or appendix of this Contract shall be an inseparable part of this Contract.

3. Any amendment or supplement to this Contract, once signed, shall require written consent from both parties.

4. This Contract shall be made in four duplicates with Party A and Party B holding two copies respectively.

Party A: Zhengqing Heya Education Technology (Beijing) Co., Ltd. (Seal) Authorized representative: April 21, 2017	Party B: Beijing Huaxia Dadi Digital Information Technology Co., Ltd. (Seal) Authorized representative : April 21, 2017

Zhengqing Heya Training Platform Learning Tracking System Solution

Zhengqing Heya Training Platform Learning Tracking System Solution

Aforementioned	1
Document purpose	1
Several concepts	1
SCORM	1
Learning management system (LMS)	1
Learning content management system (LCMS)	1
Metadata	1
Definition of learning tracking (scorm) platform	1
References available to us	2
Scorm version	2
Descriptions of the system higher requirements	2
System User Roles	3
Learner	3
Teaching manager	4
Content manager	4
System Function Module	4
Content library	5
Data tracking service	6
Learning filing service	6
Content delivery	6
SCORM operating environment	6
Module in-between relationship and functional hierarchy division	6
One Sequence Diagram	6
Diagram For System Configurations And Hierarchical Structure	7
Scorm runtime flow diagram	8
Integration strategy	8

Zhengqing Heya Training Platform Learning Tracking System Solution

Aforementioned

Document purpose

This document mainly starts from such two aspects as the system function descriptions and boundary divisions to locate the functions of the training platform learning tracking (SCORM) system, carry out reasonable division of the components and describe the deployment models, so as to provide reference and guidance for the platform development the from the system level.

Several concepts

SCORM

SCORM means a shareable content object reference model. As the name suggests, it is a set of standards put forward to target contents. Its main purpose is to allow contents to be shared. The two words (reference and model) can tell us that this is a train of thought (models) as a guidebook to help us build advanced learning contents and reuse the learning contents.

Learning management system (LMS)

It is mainly to support and manage the teaching and learning process. Teachers and students are direct user roles of this system.

Learning content management system (LCMS)

It mainly supports the creation, management, retrieval and delivery of learning contents. At present, the concepts easy to be discussed and implemented by everyone include: the learning content repository, learning object library, knowledge base, curriculum management system and digital resource library, etc.

Later, it is much easier to use the content repository for representing this subsystem in my course.

Metadata

It refers to the descriptive data about the data. Its main purpose is to describe the digital resources by means of standard and public-accepted attributes and thus increase the retrieval accuracy of the digital resources, so as to be more quickly obtained and reused by real users.

The system related to the metadata can be divided into two subsystems from the macro level: metadata registration and management systems.

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Zhengqing Heya Training Platform Learning Tracking System Solution

Definition of learning tracking (SCORM) platform

It is not very accurate to call it the training platform learning tracking (SCORM) system, which tends to be doubtful for those people who are more aware of SCORM. Here follows the definition of our learning tracking (SCORM) platform as follows:

It can provide standard operating environment support for those courses in accordance with the SCORM standard and simultaneously support the skills for tracking data statistics and analysis. Essentially, it is an organic combination of a micro learning management system (LMS) and a learning content management system (LCMS).

References available to us

The independent design and implementation of training platform tracking (SCORM) system is inherently complex, but of course there are references available for implementation of standard. So our architecture and code have referenced the current ADL official runtime environment examples to the maximum extent.

SCORM version

Our curriculum is to be newly developed, so we have decided to realize SCORM2004 (Version 3) at the very beginning.

Descriptions of the system higher requirements

At present, the main demand sources of this system can be divided into two parts:

√	Learning process tracking (real learning time/learning effects)

√	Statistics and analysis of learning process tracking data

√	Establishment of sharable content library

√	The learning strategies can be adjusted in a more intelligent manner with personalized learning services provided according to the user differences.

Please refer to some contents introduced in the following diagram and the first part of the document to understand the overall requirements of our current platform.

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Zhengqing Heya Training Platform Learning Tracking System Solution

SCORM2004 platform service layer (component level) use cases

Roles	“Enable” descriptions
Learner	For how to learn contents in the SCORM operating environment provided by the platform, please refer to the diagram for learning process use cases.
Teaching manager	Complete statistics and analysis of learners’ school situation
Content manager	Import and adjust courses
External system	Interact with this system at the data level/Click to log in to solve the reuse problem of the platform itself, for example, typically, share contents between the content authoring tools and the platform.

Service (components division)	Descriptions
Content/courseware management	Import, remove, release, update/explore and tag the content packages in conformity with SCORM and so on
Content delivery	Mainly responsible for content access control and URL conversion as an interface for contents to be used by frontline users
Sorting and navigation	A high-level plug-in logic needed during content delivery, able to dynamically adjust the contents to the frontline users
Tracking service	Provide an independent, categorized and semantic data access/storage entry
Archive learning service	Provide the standard and more semantic high-level learning statistical results and directly provide complete data support for the analysis of the learning process.

Figure 1

System user roles

Note: The following roles are mainly defined to target the contents within the scope of our current system.

Learner

The learner, as the center of the system, is mainly to acquire learning contents and process in the system.

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Zhengqing Heya Training Platform Learning Tracking System Solution

Teaching manager

The teaching manager can examine and analyze learners’ learning.

Content manager

Manage the learning contents.

System function module

Subdivision of SCORM2004 platform service layer module

Premise constraints for previous components division and hierarchy:

1. We do not provide complete support for the school management system, but focus more on the release of the school contents.

2. We do not provide complete school filing services, but provide complete data required by the school filing system.

3. We do not provide any online content authoring tool, but provide an interface for content authoring tools to get access to this system.

4. We do not provide any ability to protect the content copyright, but only provide the ability for contents authorization.

5. We do not provide specific SSO solutions and implementation measures, but provide an SSO access interface.

Basis for components division and hierarchy: (we also need to create practical use cases for textual research)

1. Relatively independent in business

2. Relatively independent in deployment

3. Relatively independent in technology implementation system

4. Coupling considerations

Figure 2

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Zhengqing Heya Training Platform Learning Tracking System Solution

Core functions of each service module

Figure 3

Figure 2 and Figure 3 divide and organize the functional modules from two abstract levels. Here follows no further explanation any more. Figure 2 is more system, so relatively more contents are involved, while Figure 3 has divided some system requirements more clearly.

Next, we’ll detail the services in individual modules respectively to ensure a better understanding.

Content library

The content library refers to the learning content management system, but the content library is favored, mainly because it can express its own exact meaning.

The content library is mainly responsible for the retrieval and management of the courseware materials and courseware packages.

At present, the most popular method for retrieval has come into being under the influence of the library technology, mainly focusing on metadata identification and retrieval. And the management itself is more concerned with the organization and import-export performance of the contents. Currently, more popular technology for resources management and exchange is the standard XML description, so the main functions of the content library can be divided into:

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Zhengqing Heya Training Platform Learning Tracking System Solution

Data tracking service

Provide single storage, import and export of the classified learning logs.

Learning filing service

Provide data supported for statistics and analysis on the basis of data tracking.

Content delivery

The content delivery essentially is to provide special runtime support for the operation of different content packages, for example, provide runtime support for the SCORM content package.

But we must understand a good delivery system can provide different runtime support for different content packages, so that we can intuitively position the runtime structure: Similar to a content player, different contents should need different players consistent with the corresponding formats. On this basis, the following design will be easily understood and developed.

It is not intended to design other delivery environments here, because we just need to implement the SCORM platform.

SCORM operating environment

On the basis of 1.2, SCORM2004 has completely introduced the IMS simple sorting and navigation specification, so that the curriculum packers could provide relatively intelligent capabilities for learning and adjustment of the dynamic contents. Of course, such introduction directly makes the SCORM operating environment become more complicated.

The SCORM operating environment mainly includes such three modules as follows:

√	Data maintenance and management

√	Sorting and navigation engine

√	Client server session and communication management

Module in-between relationship and functional hierarchy division

In this part, I mainly present system expression intuitively in a graphical manner.

One sequence diagram

Use a core operating sequence diagram to illustrate the system core process and the duties of each module.

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Zhengqing Heya Training Platform Learning Tracking System Solution

Sequence diagram for learner’s content learning (at the component level)

Figure 4

Diagram for system configurations and hierarchical structure

Figure 5

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Zhengqing Heya Training Platform Learning Tracking System Solution

SCORM runtime flow diagram

Figure 6

Integration strategy

The requirements currently integrated are as follows:

√	Users (from the logins from CIPTC E-learning Platform or other system logins)

√	External courses (maybe stored in a separate courseware server)

Use the portal system SSO solution.

The integration of external courses needs to consider some security architectures of the current courseware services.

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Appendix 2: List of product quotations

Part of custom development
Items	Descriptions	Working days	Unit price	Subtotal
Training platform learning tracking system	● It can provide standard runtime support for courses in line with the SCORM standard and simultaneously support the capacity for tracking data statistics and analysis. Essentially, it is an organic combination of a micro learning management system (LMS) and a learning content management system (LCMS).	510 persons/day	2800 yuan/person/day	¥1,428,000
Subtotal (yuan)	¥1,428,000 (RMB: one million, four hundred and twenty-eight thousand)
Part of implementation, training and maintenance
Descriptions			Price	Remarks
Hardware integration (configuration optimization of the equipment procured by Party A)			¥272, 000
Platform implementation (installation, system initial configurations)
Training of administrators (training of the administrators for network and server maintenance)
Training of tutors (training of the tutors for online platform operation)
Annual maintenance cost (telephone, mail, on-site support)
Subtotal (yuan)	¥272,000 (RMB: two hundred and seventy-two thousand yuan)
Total	¥1,700,000 (RMB: one million and seven hundred thousand yuan)

Development Plan for Platform Learning Tracking (SCORM) System

Zhengqing Heya Training Platform Learning Tracking (SCORM) System

Project Development Plan

Development Plan for Platform Learning Tracking (SCORM) System

Table of Contents

1. Introduction	1
1.1 Purpose	1
1.2 Scope	1
1.3 Special instructions	1
1.4 References	1
1.5 Overview	1
1.5.1 Project purpose, size and objectives	1
1.5.2 Assumptions and constraints	1
1.6 Deliverable project artifacts	1
2. Project organization	2
2.1 Organization structure	2
3. Management process	2
3.1 Project estimation	2
3.2 Project plan	2
3.2.1 Phase plan	2
3.3 Project monitoring and control	3
3.3.1 Requirements management plan	3
3.3.2 Schedule control plan	3
3.3.3 Budget control plan	3
3.3.4 Quality control plan	3
3.3.5 Report plan	3
4. Technical process plan	3
4.1 Development case	3
4.2 Methods, tools and techniques	3
5. Risk management plan	4

Development Plan for Platform Learning Tracking (SCORM) System

Project Development Plan

1. Introduction

1.1 Purpose

This document is mainly to develop the software development plan for Zhengqing Heya Training Platform Learning Tracking (SCORM) System as an important guidance document during the development of this project.

1.2 Scope

This document has clarified the software development plan for Zhengqing Heya Training Platform Learning Tracking (SCORM) System, including staffing organization, time plan, iteration plan and other contents during the project development. Moreover, it has determined the organization, personnel/resource configurations and project plans taken to ensure the smooth completion of the project.

1.3 Special instructions

The plans annotated in this document are not unchangeable. However, with the progress of the project and especially with the gradual refinement of the demands, the development plan will also be gradually adjusted and further refined accordingly.

1.4 References

Appendix 1: Training Platform Learning Tracking (SCORM) System Solution.doc

1.5 Overview

1.5.1 Project purpose, size and objectives

Project objective: Training Platform Learning Tracking (SCORM) System

Project scope: SCORM system:

It can provide standard runtime support for courses in line with the SCORM standard and simultaneously support the capacity for tracking data statistics and analysis. Essentially, it is an organic combination of a micro learning management system (LMS) and a learning content management system (LCMS).

Project results: Set up a comprehensive SCORM system solution and realize the tracking and analysis of the process learning for remote training hosted by Zhengqing Heya.

1.5.2 Assumptions and constraints

The project of Zhengqing Heya Training Platform Learning Tracking (SCORM) System shall be delivered before September 30, 2019, with the corresponding training work completed accordingly at the same time.

1.6 Deliverable project artifacts

ID	Name	Expected date
PLAN	Zhengqing Heya Learning Tracking (SCORM) Platform Project Plan (1.0)	2017-04-28
REQDOC	Learning Tracking (SCORM) Platform Solution (1.0)	2017-05-20
SOFTWARE	Zhengqing Heya Learning Tracking (SCORM) Platform (including platform software and database scripts)	2017-09-10
MANNUAL	Platform technical document	2017-9-30
	Platform user manual	2017-9-30
	Platform maintenance manual	2017-9-30
TRAINDOC	Training lecture	2017-9-10
	Platform commissioning	2017-9-10
	Platform formal software	2017-9-25

Development Plan for Platform Learning Tracking (SCORM) System

2. Project organization

2.1 Organization structure

Role category	Staff	Project role
Consultants Group	Hou Cuntao	Company’s deputy manager, project general leader
	Huang Biao	Chief Director of company’s Technology Department, technology general leader
System Installing Group	Sun Ronghui	System engineer
	Chen Long	Project manager, specific project leader
	Chen Xinjie	Development manager, product manager, project development general leader
R&D Group	Wang Wen	Design and development engineer
	Zhang Gaofeng	Development engineer
	Sun Xiang	Development engineer
	Huang Biao	Development engineer
UI Group	Guo Hongliang	UI engineer
QA Group	An Tiantian, Lv Xueling	Test engineer
Support Group	Huang Biao, Chen Long	Support engineer

3. Management process

3.1 Project estimation

The project development will continue for about five and a half months as planned, with the total staffing expected to be 8 persons, but if any project change event occurs, the project needs to be estimated once again.

3.2 Project plan

3.2.1 Phase plan

Implementation steps	Specific contents	Time	Result documents
Set up a project group	Huaxia Dadi Digital set up a special project implementation group.	2017-04-28	Project group setup
System survey and design	The system survey requires that the users fully communicate with the system designers and finally reach a consensus on the problems that need to be solved. The system designers shall prepare a system overall scheme and users shall verify and approve the system scheme.	2017-05-01 to 2017-05-20	Requirements Instructions Detailed Design Instructions
Program coding	The system designer shall carry out the program coding, data acquisition/conversion and relevant other work according to the customized Detailed Design Instructions.	2017-06-01 to 2017-09-10	Software Maintenance Manual User Operation Manual
System software testing	Carry out functional testing, load testing and debugging.	2017-08-20 to 2017-9-10	Test report
Party A’s testing and commissioning	Install and debug the system so that it could be integrated as a whole. After collecting data and converting the original data according to the plan, starting system commissioning in a certain range.	2017—9-10 to 2017-9-20	Product installation and delivery
Training	Carry out product demonstration, operation training, system administrator training and so on; users assign relevant personnel to participate in training.	2017-9-10 to 2017-9-20	Trainees master the system functions and processes

Development Plan for Platform Learning Tracking (SCORM) System

System acceptance	Both parties organize the system acceptance.	2017-9-25	Sign the document System Acceptance
System maintenance	Provide the user with tracking services and undertake to train the relevant working staff for software maintenance.	Start at the end of the acceptance	System Maintenance Files
Technical support	A second project implementation plan can be provided for new demands and those objectively in need of secondary project approval.	Since 2017-9-25	Technical Support Files

3.3 Project monitoring and control

3.3.1 Requirements management plan

In order to clarify the requirements changes and corresponding treatment, any requirement change must be mailed to the whole team with detailed requirement document instructions attached.

3.3.2 Schedule control plan

In order to ensure that the project can be completed according to the plan, make sure of all check points in each phase and check such points carefully.

3.3.3 Budget control plan

3.3.4 Quality control plan

The phase and unit tests shall run through the whole development process. The delivery tasks must also be subject to the “Unit Test”.

Start a new day’s task on the basis of ensuring that yesterday’s “Nightly Build” has passed.

Guarantee the code quality while ensuring the quality of the whole project.

3.3.5 Report plan

Each person shall write a weekly report every week. The project team leader, since this day, shall undertake to submit a project weekly report in each week.

4. Technical process plan

4.1 Development case

4.2 Methods, tools and techniques

● “Rational Rose” is used to create the business “Model”.

● “Ellipse” is used to make a code generator framework.

● “Junit & Ant Integration” will serve as “Unit test” and “build” tools.

● IDEA is used as a “Team” unified development tool (“Ultra Edit” can be used to help develop).

● VSS is used for version control.

● BUGZILLA is used as a test and BUG tracking management tool.

Development Plan for Platform Learning Tracking (SCORM) System

5. Risk management plan

ID	Risk name	Existing possibility	Importance	Destructive power	Mitigation measures
1	Insufficient staff	High	High	Lead to 2-5 weeks’ project delay	Ensure fixed developers for this project
2	Misunderstand customer’s needs somewhat	Extremely high	Medium	Result in reworking of some project modules; Result in project demand modules increasing in number; Result in project extension with the destructive power lasting 1-6 months.	Stick to agile methods; Communicate with customers at least once every week; Insist on releasing to the customer after iteration every time; Implement refined models only.
3	The customer unilaterally retracts the core demands	Medium	High	The project needs to reselect its architecture; Lead to rigid customer relationship; Lead to project interruption.	Stick to agile methods; Insist on confirming the development artifacts with the customer.

Appendix 4: List of system documents

Contents	Documents
Project planning and software requirements	Training Platform Learning Tracking (SCORM) System Solution
Software design descriptions	Database Design Instructions, General Design Instructions
Test	Test Report
Deployment and implementation	System Installation and Configuration Manual
User Operation Manual
System Maintenance Manual
Training Manual

Appendix 5: System acceptance test standards

This system acceptance test includes such contents as follows: Examine and check whether the relevant documents and codes are in line with the determined specifications and whether the system functions have satisfied the requirements; make sure that the bequeathal problems do not affect the system normal operation and that the performance indexes can satisfy the requirements of the system for existing and future user visits and the system can work continuously. In accordance with the above requirements, the standards involved are composed of such three parts as follows:

Document acceptance standards, code acceptance standards and test acceptance standards

(I) Document acceptance standards

The following documents should be submitted:

Contents	Documents
Project planning and software solutions	Training Platform Learning Tracking (SCORM) System Solution
Software design descriptions	Database Design Instructions, General Design Instructions
Test	Test Report
Deployment and implementation	System Installation and Configuration Manual
User Operation Manual
System Maintenance Manual
Training Manual

The document acceptance standards are as follows:

S/N	Contents
Basic standards	Consistent and specified format and typesetting
Content integrity
Readability
Requirement-related documents	Requirement integrity
Consistency with user manuals
Design-related documents	Clear and complete overall design
Design and system implementation consistency
Clear and complete interface definition
Interface definition and system code consistency
Complete database structure design diagram and descriptions
Safety system integrity
Error handling framework integrity
User manual	Readability (Graphic and texts)
User operating function coverage
Content and actual system operation consistency
Operation manual	Complete system environment configurations and installation instructions
Complete operation monitoring, error recovery and safe operation instructions

(II) Code acceptance standards

The system codes developed shall be in line with the Java development specifications, which include, but are not limited to file organization, format and naming normalization, exceptions and garbage disposal, etc.

(III) Test acceptance standards

When the acceptance test has passed, the system can pass the performance test and the number of the system functional classification bugs shall meet the following requirements:

Class A - Fatal bugs: No such bugs are allowed in the software released.

Class B - Serious bugs: Only 1-2 bugs are allowed in every ten thousand lines of codes.

Class C - General bugs: Only 2-5 bugs are allowed in every ten thousand lines of codes.

(IV) Quality warranty

S/N	Item	Contents
1	Commencement time	Within three days after the signing of the contract
2	Construction duration (The project development has completed and passed the acceptance)	100 days (working days)
3	Compensation amount within 10 days’ delay	1% of the contract price
4	Compensation amount within 10-30 days’ delay	8% of the contract price
5	Compensation amount beyond 30 days’ delay	20% of the contract price
4	Quality warranty: The system functions have 20% not up to the expected objectives.	10% of the contract price
5	Quality warranty: The system functions have more than 20% not up to the expected objectives.	Pay no money for Phase 2 and Phase 3 of the project.

Beijing Huaxia Dadi Digital Information Technology Co., Ltd.

Zhengqing Heya Training Platform Project

Acceptance Report

Project Name	Zhengqing Heya Training Platform Development
Party A’ Name	Zhengqing Heya Education Technology (Beijing) Co., Ltd.
Party B’ Name	Beijing Huaxia Dadi Digital Information Technology Co., Ltd.
Acceptance Site	Beijing
Acceptance Date	September 2017
Acceptance Results	☑ Acceptance Passed
Remarks
(Others to be explained)

Party A’s responsible person:	Party B’s responsible person:
Party A’s unit: (official seal)	Party B’s unit: (official seal):
Date: September 22, 2017	Date: September 22, 2017